                                                                Exhibit 10.26.11

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                SECOND AMENDMENT dated as of January 27, 2000,
                        to the Credit Agreement (as amended, the "Credit Agreement") dated as of September 20, 1999, among Cricket Communications Holdings, Inc. ("Holdings"), Cricket Communications, Inc. (the "Borrower"), the lenders party thereto and Lucent Technologies, Inc., as administrative agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

                WHEREAS Holdings and the Borrower have requested that certain provisions of the Credit Agreement be amended in certain respects, and the Lenders and the Administrative Agent are willing to amend such provisions on the terms and subject to the conditions set forth herein.

                NOW, THEREFORE, for and in consideration of the mutual agreements contained in this Amendment and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

                SECTION 1. Amendments. (a) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of "Cash Interest Expense" and replacing it with the following definition:

                "Cash Interest Expense" means, for any period, the sum of (a) interest expense of the Borrower and the Subsidiary Loan Parties for such period, determined on a consolidated basis in accordance with GAAP, excluding (to the extent otherwise included therein) (i) amortization of debt discounts and loan fees, (ii) interest expense in respect of any Indebtedness that constitutes a Primary Subordinated Obligation and
        (iii) any other interest that is not required to be paid during such period or within one year after the end of such period, plus (b) the aggregate amount of Restricted Payments made during such period pursuant to clauses (d) or (e) of Section 6.06.

                (b) Section 1.01 of the Credit Agreement is hereby amended by inserting after the definition of "Eligible

        Assignee" and before the definition of "Eligible Secured Debt" the following definition:

                "Eligible Parent Debt" means Indebtedness of the Parent in respect of debt securities issued in an underwritten public offering or private placement pursuant to Rule 144A; provided that (a) such Indebtedness shall not mature, nor shall any scheduled repayment of any principal thereof be due, nor shall such Indebtedness be subject to any mandatory redemption or required repurchase, conversion or exchange (whether upon the occurrence of any contingency or otherwise, but excluding contingent redemption offer provisions in the event of a "change of control" or "asset sale" that are customary for similar debt securities), in each case prior to the date that is one year after the Maturity Date, (b) any covenants, events of default and similar provisions relating thereto shall be reasonably satisfactory to the Required Lenders, (c) the obligations of the Parent in respect thereof shall not be Guaranteed by any Loan Party (except for Holdings) or secured by any Lien (except for a Lien on the collateral account established to fund interest payments as provided in clause (d) below) and (d) by its terms, no interest shall be payable in respect of such Indebtedness (other than (i) by the issuance of additional Eligible Parent Debt or (ii) out of a collateral account funded by the Parent from the net proceeds of the issuance of such Indebtedness in an amount sufficient to pay such cash interest) prior to October 1, 2003 and (e) the net proceeds of such Indebtedness (other than the portion, if any, of such net proceeds (i) applied to fund any collateral account established to fund interest payments as provided above or (ii) not exceeding * * * to be used to purchase FCC Licenses (either directly as an asset purchase or as a portion of the consideration for the acquisition of an entity that owns an FCC License, such portion not to exceed the value of such FCC License) which are contributed to a License Subsidiary prior to September 30, 2000; provided that all proceeds described in this clause (ii) shall be held in an interest-bearing account until so used and, to the extent such proceeds and the accrued interest thereon are not used to purchase FCC Licenses prior to September 30, 2000, such unused proceeds and accrued interest shall be contributed to the Borrower as common equity on September 30, 2000) are contributed by the Parent to Holdings as common equity or are used to repay, in an amount not to exceed $51,000,000, a promissory note issued by the Parent to


[* * *  Deleted pursuant to Confidential Treatment Request.]

        Holdings as consideration for the purchase price of equity in Holdings and then, in each case, contributed by Holdings to the Borrower as common equity.

        (c) Section 1.01 of the Credit Agreement is hereby amended by deleting clause (f) of the definition of "Excess Cash Flow" and replacing it with the following:


                (f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the Subsidiary Loan Parties during such fiscal year, excluding (i) Eligible Secured Debt prepaid pursuant to Section 2.09(c) or (d), and (ii) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness; minus

                (g) the aggregate amount of Restricted Payments made during such fiscal year pursuant to clauses (d) or (e) of Section 6.06.

        (d) Paragraph (a) of Section 2.08 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

                (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Borrowings on each Payment Date set forth below in an aggregate amount equal to the percentage set forth opposite such Payment Date multiplied by an amount equal to the sum of all Loans made during the Availability Period (whether or not previously repaid):

                    Payment Date                             Percentage
                    ------------                             ----------
        Each of first, second, third
        and fourth                                              2.50%

        Each of fifth, sixth, seventh and
        eighth                                                  3.75%

        Each of ninth, tenth, eleventh and
        twelfth                                                 5.00%

        Each of thirteenth, fourteenth,
        fifteenth and sixteenth
                                                                6.25%

        Each of seventeenth, eighteenth,
        nineteenth and twentieth
                                                                7.50%

        (e) Section 5.15 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

                SECTION 5.15. Intercompany Agreements. Each of Holdings and the Borrower agrees that, prior to March 31, 2000, all intercompany agreements and arrangements between Holdings, the Borrower or any Subsidiary Loan Party, on the one hand, and the Parent or any other Affiliate of Holdings, the Borrower or any Subsidiary Loan Party (other than Holdings, the Borrower or any Subsidiary Loan Party), on the other hand, including with respect to tax sharing, management fees or sharing of facilities, services or employees, shall be completed on terms and conditions reasonably satisfactory to the Required Lenders and shall be set forth in written agreements (the "Intercompany Agreements") reasonably satisfactory in form and substance to the Required Lenders, and true and correct copies of such Intercompany Agreements shall have been delivered to the Lenders.

        (f) Section 6.06 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

                SECTION 6.06. Restricted Payments. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends and distributions to the Borrower, (c) after the Parent pays the ChaseTel Earnout (but in any event not prior to January 1, 2006), the Borrower may make Restricted Payments in an aggregate amount not exceeding the lesser of $41,000,000 and the amount of such ChaseTel Earnout paid by the Parent (and Holdings may make Restricted Payments with the proceeds of any such Restricted Payments received by Holdings), provided that at the time of and after giving effect to any such Restricted Payment (i) no Default shall have occurred and be continuing,
        (ii) the Borrower shall be in compliance with Sections 6.18 and 6.19 determined on a pro forma basis as of the last day of the most recently ended calendar quarter of the Borrower for which financial statements are available as though such payment had been made on the first day of each relevant period for testing compliance with such covenant, and
        (iii) the ratio of Annualized EBITDA to Fixed Charges shall be greater than or equal to 1.0 to 1.0, (d) on or after the earlier of April 1, 2004 and the date after the end of the Availability Period on which the Borrower shall have repaid at least 21.25% of the aggregate principal amount of the Loans that were outstanding at the end of the Availability Period, the Borrower may make Restricted Payments at the time that any scheduled interest payment is due in respect of any Permitted Holdings Debt or Eligible Parent Debt (and, in the case of Restricted Payments made in respect of such interest payments on Eligible Parent Debt, Holdings may make Restricted Payments with the proceeds of any such Restricted Payments received by Holdings), in an aggregate amount not exceeding the aggregate amount of such interest payment; provided that (i) at the time of and after giving effect to any such Restricted Payment, (A) no Default shall have occurred and be continuing and (B) the ratio of Annualized EBITDA to Fixed Charges shall be greater than or equal to 1.0 to 1.0, (ii) such Restricted Payments shall be applied to make such interest payment and (iii) the aggregate amount of Restricted Payments made in reliance upon this clause (d) shall not exceed $35,000,000 during any 12-month period, (e) on or after the earlier of June 30, 2005 and the date after the end of the Availability Period on which the Borrower shall have repaid at least 45% of the aggregate principal amount of the Loans that were outstanding at the end of the Availability Period, the Borrower may make Restricted Payments at the time that any scheduled interest payment is due in respect of any Permitted Holdings Debt or Eligible Parent Debt (and, in the case of Restricted Payments made in respect of such interest payments on Eligible Parent Debt, Holdings may make Restricted Payments with the proceeds of any such Restricted Payments received by Holdings), in an aggregate amount not exceeding the aggregate amount of such interest payment; provided that (i) at the time of and after giving effect to any such Restricted Payment, (A) no Default shall have occurred and be continuing and (B) the ratio of Annualized EBITDA to Fixed Charges shall be greater than or equal to 1.2 to 1.0, (ii) such Restricted Payments shall be applied to make such interest payment and
        (iii) the aggregate amount of Restricted Payments made in reliance upon this clause (e) together with the aggregate amount of Restricted Payments made in reliance upon clause (d) above shall not exceed $100,000,000 during any 12-month period and (f) the Borrower and Holdings may make Restricted Payments the proceeds of which are contemporaneously used to purchase FCC Licenses (either directly as an asset purchase or as a portion of the consideration for the acquisition of an entity that owns an FCC License, such portion not to exceed the value of such FCC License) which are contributed to a License Subsidiary within one Business Day of the date that such Restricted Payments are made.

        (g) Section 6.14 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

                SECTION 6.14. Amendment of Material Documents. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary Loan Party to, amend, modify or waive any of its rights under (a) any Intercompany Agreement, (b) its certificate of incorporation, by-laws or other organizational documents, (c) the ChaseTel Purchase Agreement, (d) the ChaseTel Credit Agreement or any agreement or instrument securing, guaranteeing or evidencing any Permitted ChaseTel Financing (other than amendments or modifications that do not adversely effect any Permitted ChaseTel Financings) or (e) any agreement or instrument governing or evidencing any Permitted Holdings Debt, FCC Debt or Eligible Parent Debt.

        (h) Section 6.15 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

                SECTION 6.15. Capital Expenditures. The Borrower will not permit the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries in any calendar year to exceed the amount set forth below with respect to such calendar year:

               Year                                Amount
               ----                                ------
               1999                                $ 74,000,000
               2000                                $585,000,000
               2001                                $469,000,000
               2002                                $484,000,000
               2003                                $206,000,000
               2004   and thereafter               $115,000,000

        (i) Section 6.16 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

                SECTION 6.16. Covered POPS. The Borrower will not permit the total number of Covered POPS at any time during any period set forth below to be less than the number set forth below with respect to such period:

        Period                                 Number
        ------                               ---------
        January 1, 2000 to and
        including March 31, 2000               275,000

        April 1, 2000 to and
        including June 30, 2000              1,150,000

        July 1, 2000 to and
        including September 30, 2000         1,500,000

        October 1, 2000 to and
        including December 31, 2000          1,500,000

        January 1, 2001 to and
        including March 31, 2001             7,500,000

        April 1, 2001 to and
        including June 30, 2001              7,500,000

        July 1, 2001 to and
        including September 30, 2001        11,500,000

        October 1, 2001 to and
        including December 31, 2001         13,300,000

        January 1, 2002 to and
        including December 31, 2002         13,400,000

        January 1, 2003 to and
        including December 31, 2003         20,500,000

        January 1, 2004 to and
        including December 31, 2004         21,100,000

        January 1, 2005 to and
        including December 31, 2005         21,600,000

        January 1, 2006 and thereafter      22,000,000

        (j) Section 6.17 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

                SECTION 6.17. Subscribers. The Borrower will not permit the total number of Subscribers at any time during any period set forth below to be less than the number set forth below opposite such period:

        Period                                 Number
        ------                               ---------
        January 1, 2000 to and
        including March 31, 2000                16,500

        April 1, 2000 to and
        including June 30, 2000                 23,000

        July 1, 2000 to and
        including September 30, 2000           36,000

        October 1, 2000 to and
        including December 31, 2000            56,000

        January 1, 2001 to and
        including March 31, 2001               145,000

        April 1, 2001 to and
        including June 30, 2001                216,000

        July 1, 2001 to and
        including September 30, 2001          323,000

        October 1, 2001 to and
        including December 31, 2001           475,000

        January 1, 2002 to and
        including December 31, 2002           725,000

        January 1, 2003 to and
        including December 31, 2003         1,400,000

        January 1, 2004 to and
        including December 31, 2004         2,000,000

        January 1, 2005 to and
        including December 31, 2005         2,450,000

        January 1, 2006 and thereafter      2,700,000

        (k) Section 6.19 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

                SECTION 6.19. Total Indebtedness to Annualized EBITDA. The Borrower will not permit the ratio of Total Indebtedness to Annualized EBITDA as of any date during any period set forth below to exceed the ratio set forth below opposite such period:

        Period                                            Ratio
        ------                                         -----------
        January 1, 2003 to and
        including March 31, 2003                       15.0 to 1.0

        April 1, 2003 to and
        including June 30, 2003                        10.0 to 1.0

        July 1, 2003 to and
        including September 30, 2003                    7.0 to 1.0

        October 1, 2003 to and
        including December 31, 2003                     5.5 to 1.0

        January 1, 2004 and thereafter                  5.0 to 1.0

        (l) Section 6.20 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:


                SECTION 6.20. Consolidated EBITDA to Cash Interest Expense. The Borrower will not permit the ratio of Consolidated EBITDA to Cash Interest Expense for any period of four consecutive calendar quarters ending during any period set forth below to be less than the ratio set forth opposite such period:

        Period                                        Ratio
        ------                                     -----------
        January 1, 2003 to and
        including March 31, 2003                    .90 to 1.0

        April 1, 2003 to and
        including June 30, 2003                    1.10 to 1.0

        July 1, 2003 to and
        including September 30, 2003               1.20 to 1.0

        October 1, 2003 to and
        including December 31, 2003                1.60 to 1.0

        January 1, 2004 and thereafter             3.00 to 1.0

        (m) Section 6.21 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

                SECTION 6.21. Minimum Gross Revenue. (a) After the earlier to occur of (i) the last day of the first full calender quarter ending after the consummation of the ChaseTel Acquisition in accordance with
        Section 6.04 and (ii) September 30, 2000, the Borrower will not permit the consolidated revenue of the Borrower and the Subsidiary Loan Parties during any calendar quarter ending on a date set forth below to be less than the amount set forth below opposite such date:

        Calendar Quarter Ending                Amount
        -----------------------             -----------
        December 31, 1999                   $ 1,330,000

        March 31, 2000                      $ 3,100,000

        June 30, 2000                       $ 5,200,000

        September 30, 2000                  $ 8,100,000

        December 31, 2000                   $21,000,000

        March 31, 2001                      $31,200,000

        June 30, 2001                       $44,700,000

        September 30, 2001                  $65,900,000


                (b) The Borrower will not permit the consolidated revenue of the Borrower and the Subsidiary Loan Parties during any calendar year ending on a date set forth below to be less than the amount set forth below opposite such date:

        Calendar Year Ending                Amount
        --------------------                ------
        December 31, 2001                   $ 242,300,000

        December 31, 2002                   $ 554,600,000

        December 31, 2003                   $ 831,600,000

        December 31, 2004                   $1,073,200,000

        December 31, 2005

        and thereafter                      $1,200,000,000

        (n) Section 6.22 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

                SECTION 6.22. Activities of Holdings. Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto. Holdings will not own or acquire any assets (other than shares of common stock of the Borrower, cash, Permitted Investments and, prior to the issuance of Eligible Parent Debt, a promissory note issued by the Parent to Holdings as consideration for the purchase price of equity in Holdings) or incur any liabilities (other than liabilities under the Loan Documents, liabilities imposed by law, including tax liabilities, other liabilities incidental to its existence and liabilities in respect of Permitted Holdings Debt, the ChaseTel Earnout or guarantees of Eligible Parent Debt). Holdings will not create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except Liens created under the Loan Documents and Permitted Encumbrances.

                SECTION 2. Approval of Terms of Eligible Parent Debt. Pursuant to clause (b) of the definition of Eligible Parent Debt, the Lenders party hereto hereby confirm that the covenants, events of default and similar provisions thereof contained in the Description of Notes attached hereto as Exhibit A are reasonably satisfactory to each such Lender.

                SECTION 3. Representations and Warranties. Holdings and the Borrower hereby represent and warrant to the Lenders and the Administrative Agent that (a) this Amendment has been duly authorized, executed and delivered by Holdings and the Borrower and each of this Amendment and the Credit Agreement as amended hereby constitutes a legal, valid and binding obligation of Holdings and the Borrower, enforceable in accordance with its terms, (b) as of the date hereof, and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing and (c) the representations and warranties of Holdings and the Borrower contained in the Credit Agreement, other than those expressly made as of a specific date, are true and correct in all material respects as if made on the date hereof.

                SECTION 4. Conditions to Effectiveness. This Amendment shall become effective as of the date first set forth above only upon the occurrence of the following conditions precedent:

                (a) The Administrative Agent shall have received duly executed counterparts of this Amendment which, when taken together, bear the signatures of all the parties hereto.

                (b) The Administrative Agent and each Lender shall have received all fees and other amounts then due and payable to it, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower in connection with this Amendment.

                SECTION 5. Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                SECTION 6. Credit Agreement. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof. Any reference in the Credit Agreement, or in any documents or instruments required thereunder or annexes or schedules thereto, referring to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by this Amendment.

                SECTION 7. Expenses. The Borrower agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Amendment, including the fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent.

                SECTION 8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.


                                            CRICKET COMMUNICATIONS
                                            HOLDINGS, INC.,

                                            by
                                              /s/ James E. Hoffmann
                                              ----------------------------------
                                              Name:  James E. Hoffmann
                                              Title:  Secretary


                                            CRICKET COMMUNICATIONS, INC.,

                                            by
                                              /s/ Robert J. Irving, Jr.
                                              ----------------------------------
                                              Name: Robert J. Irving, Jr.
                                              Title: Vice President, Legal


                                            LUCENT TECHNOLOGIES, INC.,
                                            individually and as Administrative
                                            Agent,

                                            by
                                              /s/ Dina Fede
                                              ----------------------------------
                                              Name: Dina Fede
                                              Title: Director - Customer Finance

                                   EXHIBIT A


                            DESCRIPTION OF THE NOTES

     The Senior Notes and the Senior Discount Notes will be issued under an Indenture, to be dated as of the Closing Date (the "Indenture"), between the Company, as issuer, the Guarantor and State Street Bank and Trust Company, as Trustee (the "Trustee"). The Senior Notes and the Senior Discount Notes are collectively referred to as the "Notes." A copy of the Indenture is available upon request from the Company. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Notes and the Guarantee, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions." For purposes of the Description of Notes, references to the "Company" are references solely to Leap Wireless International, Inc. and do not include the Company's subsidiaries, except for purposes of financial data determined on a consolidated basis.

GENERAL

     MATURITY, INTEREST AND PRINCIPAL OF THE SENIOR NOTES

     The Senior Notes will be initially limited to $225 million aggregate principal amount, and will mature on April 15, 2010. Each Senior Note will initially bear interest at the rate shown on the front cover of this Memorandum from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually in arrears on April 15 and October 15 of each year, commencing April 15, 2000, to Holders of record at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date. Interest payments due on the first seven Interest Payment Dates for the Senior Notes will be secured by amounts on deposit in the Pledge Account described below. See "-- Security" below. See "-- Registration Rights" for a description of the circumstances under which the interest rate on the Notes may be increased.

     The Company may, subject to the covenants described below under "-- Covenants" and applicable law, issue additional Senior Notes under the Indenture having identical terms and conditions to the Senior Notes offered hereby. The Senior Notes offered hereby and any additional Senior Notes subsequently issued would be treated as a single class for all purposes of the Indenture.

     MATURITY, INTEREST AND PRINCIPAL OF THE SENIOR DISCOUNT NOTES

     The Senior Discount Notes will be initially limited to $668 million aggregate principal amount at maturity, and will mature on April 15, 2010. The Senior Discount Notes are being offered at a discount from their aggregate principal amount at maturity, with the initial Accreted Value per $1,000 in principal amount of Senior Discount Notes equal to $486.68 (representing the original price at which the Senior Discount Notes are being offered). The Senior Discount Notes will accrete (representing the amortization of original issue discount) on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount at maturity of the Senior Discount Notes on April 15, 2005 (the "Full Accretion Date"). See "Certain Federal Income Tax Considerations." No interest is payable in cash on the Senior Discount Notes prior to the Full Accretion Date, other than interest payable as a result of an increase in the interest as described under the caption "-- Registration Rights." Beginning on the Full Accretion Date, the Senior Discount Notes will accrue interest at the rate shown on the front cover of this Memorandum from the Full Accretion Date or from the most recent Interest Payment Date to which interest has been paid, payable in cash semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2005, to Holders of record on the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date. See "-- Registration Rights" for a description of the circumstances under which the interest rate on the Notes may be increased.

     The Company may, subject to the covenants described below under "-- Covenants" and applicable law, issue additional Senior Discount Notes under the Indenture having identical terms and conditions to the Senior Discount Notes offered hereby. The Senior Discount Notes offered hereby and any additional Senior Discount Notes subsequently issued would be treated as a single class for all purposes of the Indenture.

     RANKING

     The Notes will be senior, unsecured (except to the extent described under "-- Security" below with respect to the Senior Notes) obligations of the Company and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and will be senior in right of payment to all future subordinated indebtedness of the Company. The Notes (except to the extent described under "-- Security" below with respect to the Senior Notes) will not be secured by any assets and will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and to all indebtedness and other liabilities (including trade payables and lease obligations) of our subsidiaries other than any Guarantor. As of November 30, 1999, on a pro forma as adjusted basis, after giving effect to the offering and application of proceeds thereof, we and our subsidiaries had approximately $241.0 million of indebtedness to which holders of the Notes would have been effectively subordinated. See "Capitalization." The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. None of the Company's subsidiaries other than any Guarantor will have any direct obligation to pay amounts due on the Notes and will not guarantee the Notes. As of the Closing Date, Cricket Communications Holdings will be the only subsidiary of the Company which will be a Guarantor. The Guarantee will be a senior, unsecured obligation of the Guarantor and will rank equally in right of payment with all existing and future senior, unsecured indebtedness of the Guarantor and will be subordinate in right of payment to all secured indebtedness of the Guarantor to the extent of the value of the assets securing such indebtedness. See "Risk Factors -- Our Ability to Service the Notes Depends on Our Ability to Get Cash from Our Subsidiaries" and "-- The Notes Will be Effectively Subordinated to Our Secured Debt." The Company and its subsidiaries will be permitted to incur additional secured and unsecured indebtedness. See "Risk Factors -- We Will Have Substantial Indebtedness, and We May Incur More Indebtedness." See "Covenants -- Limitation on Indebtedness" for a description of additional indebtedness that may be incurred.

     The Company will grant a security interest to the Trustee for the benefit of the holders of the Senior Notes in the Pledge Account and all amounts on deposit therein. The holders of the Senior Notes will have a claim on the amounts on deposit in the Pledge Account and any investment and reinvestment thereof that is prior to the claims of other creditors of the Company.

     PAYMENT, DENOMINATIONS

     If a holder has given wire transfer instructions to the Company, the Company will make all principal, premium, if any, and interest payments on such Notes in accordance with such instructions. All other principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 61 Broadway, New York, New York 10006); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity of the Notes and integral multiples thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

GUARANTEE

     On the Closing Date, Cricket Communications Holdings will jointly and severally with any future Guarantors, as primary obligor and not merely as surety, unconditionally and irrevocably guarantee (the "Guarantee") the due and punctual payment of the principal of, premium, if any, and interest on the Notes, on an unsecured basis, in accordance with the terms thereof and of the Indenture. The Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyance Considerations." After the Closing Date, the Company will cause any future domestic Restricted Subsidiary (other than any direct or indirect Subsidiary of Cricket Communications Holdings or any License Subsidiary) and any Restricted Subsidiary which guarantees certain Indebtedness of the Company to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will jointly and severally with all other Guarantors, as primary obligor and not merely as surety, unconditionally and irrevocably guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes, on an unsecured basis, in accordance with the terms thereof and of the Indenture. See "Covenants -- Limitation on Issuance of Guarantees by Restricted Subsidiaries" and "-- Future Guarantors." If no Event of Default has occurred and is continuing, concurrently with any sale or disposition of all of the Capital Stock of any Guarantor or all or substantially all of the assets of any Guarantor to any Person that is not an Affiliate of the Company, which sale or disposition is in compliance with the covenant entitled "Limitation on Asset Sales" described below, or upon the designation of any Guarantor as an Unrestricted Subsidiary in compliance with the Indenture, such Guarantor will automatically and unconditionally be released from all obligations under its Guarantee.

SECURITY

     The Trustee will establish the Pledge Account on or before the Closing Date in connection with the issuance of the Senior Notes. On the Closing Date, the Company will deposit in the Pledge Account, for the benefit of the Holders of the Senior Notes, an amount from the net proceeds of the Offering of the Senior Notes sufficient to acquire Pledged Securities in an amount as will be sufficient upon receipt of scheduled interest and principal payments on such Pledged Securities to provide payment in full when due of the first seven scheduled interest payments due on the Senior Notes. The Company expects to use approximately $78.3 million of the net proceeds from the Offering of the Senior Notes to acquire the Pledged Securities; however, the actual amount of the net proceeds used to purchase the Pledged Securities will vary depending on the interest rates on U.S. government obligations prevailing at the time of the purchase of the Pledged Securities. The Pledged Securities will be deposited in the Pledge Account on the Closing Date.

     All amounts deposited in the Pledge Account and the Pledged Securities will be pledged by the Company to the Trustee for the benefit of the Holders of the Senior Notes pursuant to the Pledge Agreement. Pursuant to the Pledge Agreement, immediately prior to an Interest Payment Date for the Senior Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the Senior Notes. In the event the Company exercises the former option, the Company may direct the

Trustee to release a like amount of proceeds from the Pledge Account. The Pledged Securities and Pledge Account also secure the repayment of the principal amount and premium on the Senior Notes.

     If an Event of Default shall have occurred and be continuing and the Senior Notes shall have been accelerated, the Trustee shall apply the funds in the Pledge Account in the following order of priority: first, to the Trustee for amounts due to the Trustee under the Indenture; second, to the Holders for amounts due and unpaid on the Senior Notes for interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Senior Notes for interest; and third, to the Holders for amounts due and unpaid on the Senior Notes for principal, ratably, without preference or priority of any kind, according to the amounts due and payable on the Senior Notes for principal.

     Under the Pledge Agreement, once the Company makes the first six scheduled interest payments on the Senior Notes, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Senior Notes will be unsecured.

OPTIONAL REDEMPTION

     OPTIONAL REDEMPTION OF SENIOR NOTES

     The Senior Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after April 15, 2005 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing April 15, of the years set forth below:

                          YEAR                            REDEMPTION PRICE
                          ----                            ----------------
2005....................................................      106.250%
2006....................................................      104.167%
2007....................................................      102.083%
2008 and thereafter.....................................      100.000%

     In addition, at any time prior to April 15, 2003, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes originally issued with the Net Cash Proceeds of one or more Qualified Equity Offerings, at any time as a whole or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 112.50%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of Senior Notes originally issued remains outstanding after each such redemption and notice of such redemption is given to the Holders within 60 days after consummation of such Qualified Equity Offering.

     OPTIONAL REDEMPTION OF SENIOR DISCOUNT NOTES

     The Senior Discount Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after April 15, 2005 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing April 15, of the years set forth below:

                          YEAR                            REDEMPTION PRICE
                          ----                            ----------------
2005....................................................      107.250%
2006....................................................      104.833%
2007....................................................      102.417%
2008 and thereafter.....................................      100.000%

     In addition, at any time prior to April 15, 2003, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes originally issued with the Net Cash Proceeds of one or more Qualified Equity Offerings, at any time as a whole or from time to time in part, at a Redemption Price (expressed as a percentage of Accreted Value on the Redemption
Date) of 114.5%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that 65% of the aggregate principal amount at maturity of the Senior Discount Notes originally issued remains outstanding after each such redemption and notice of such redemption is given to the Holders within 60 days after consummation of such Qualified Equity Offering.

     SELECTION

     In the case of any partial redemption, selection of the Senior Notes or Senior Discount Notes, as the case may be, to be redeemed will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Notes of $1,000 or less in principal amount of the Senior Notes or Accreted Value of the Senior Discount Notes shall be redeemed in part. If any
Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

     SINKING FUND

     The Notes will not have the benefit of any sinking fund.

REGISTRATION RIGHTS

     The Company will use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the Senior Notes and the Senior Discount Notes, respectively, for senior notes and senior discount notes of the Company, respectively (the "Exchange Notes"), to be issued under the Indenture with terms identical to the Senior Notes and Senior Discount Notes, respectively (except that the Exchange Notes will not contain the interest rate step-up provision contained herein or bear legends restricting the transfer thereof). Upon such registration statement being declared effective, the Company shall offer the Exchange Notes in return for surrender of the Notes. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each Senior Note or Senior Discount Note surrendered to the Company under the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount at maturity. Interest on each Exchange
Note issued in exchange for a Senior Note shall accrue from the last Interest Payment Date on which interest was paid on the Senior Notes so surrendered or, if no interest has been paid on such Senior Notes, from the Closing Date. The Accreted Value of each Exchange Note issued in exchange for a Senior Discount Note shall be identical to, and shall be determined in the same manner as, the Accreted Value of the Senior Discount Notes so surrendered and exchanged. Interest on each Exchange Note issued in exchange for a Senior Discount Note shall be calculated and paid in the same manner as interest on the Senior Discount Notes so surrendered and exchanged. In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Notes and to keep such registration statement effective until the earlier of the expiration of the time period referred to in Rule 144(k) under the Securities Act and the date upon which all of the Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company shall, in the event of such a shelf registration, provide to each registered Holder copies of the prospectus, notify each registered Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit resales of the Notes. A Holder that sells its Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to the date that is 180 days after the Closing Date, (i) the interest rate borne by the Senior Notes shall be increased by .50% per annum over the rate shown on the cover page of this Memorandum and (ii) interest in addition to the accrual of original issue discount and in addition to interest otherwise due for periods after the Full Accretion Date will accrue on the Senior Discount Notes at a rate per annum equal to .50% of the Accreted Value thereof, in each case until the Exchange Offer is consummated or a Shelf Registration is declared effective. In the event of such an increase in the per annum interest rate on the Notes, the Trustee shall provide notice thereof to the Holders upon receipt of notice from the Company of such increase.

     The Company will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that it has accepted all Notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Notes not tendered in the Exchange Offer shall bear interest at the rate set forth on the cover page of this Memorandum and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in "Transfer Restrictions." Holders of Notes who do not participate in the Exchange Offer may thereafter hold a less liquid security.

     The Company will be required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of Exchange Notes for a period of 180 days from the issuance of the Exchange Notes.

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from the Company upon request.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Accreted Value" means, as of any date prior to April 15, 2005, an amount per $1,000 principal amount at maturity of the Senior Discount Notes that is equal to the sum of (a) the initial offering price ($486.68 per $1,000 principal amount at maturity of the Senior Discount Notes) of such Senior Discount Notes and (b) the portion of the excess of the principal amount of such Senior Discount Notes over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on each April 15 and October 15 at the rate of 14 1/2% per annum from the date of original issue of the Senior Discount Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after April 15, 2005, the principal amount of each Senior Discount Note.

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person during such period;

          (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

          (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time of determination permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (iv) any gains or losses (on an after-tax basis) attributable to sales of assets of the Company or any Restricted Subsidiary other than in the ordinary course of business;

          (v) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries;

          (vi) all extraordinary gains and extraordinary losses;

          (vii) any compensation expense paid or payable solely with Capital Stock (other than Disqualified Capital Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Capital Stock) of the Company; and

          (viii) the cumulative effect of a change in accounting principles.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), excluding write-ups of capital assets (other than write-ups of tangible assets in connection with accounting for acquisitions made in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, copyrights, organizational and developmental expenses, unamortized debt discount and expense, unamortized deferred charges and other like intangibles (other than FCC license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of (as determined by the Board of Directors whose good faith determination shall be conclusive and evidenced by a Board Resolution), provided that the consideration received consists of property or assets (other than current assets) of a nature or type or that are used in a business (or a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or business of, the Company and its Restricted Subsidiaries existing on the date of such sale or other disposition or

(d) sales or other dispositions of assets with a fair market value not in excess of $1,000,000 per year (as certified in an Officer's Certificate).

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, Personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non voting) of such Person's equity, other than Preferred Stock of such Person, whether now outstanding or issued after the Closing Date, including without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (i) Consolidated Interest Expense,
(ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (a) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(b) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Reference Period"); provided that, in making the foregoing calculation, (a) pro forma effect shall be given to any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Reference Period; (b) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period or thereafter but on or prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (c) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period or thereafter but on or prior to the Transaction Date and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period, provided that to the extent that clause (b) or (c) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available and shall be prepared in good faith by the Company on a basis consistent with Regulation S-X under the Securities Act.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries filed with the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

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     "Cricket Communications Holdings" means Cricket Communications Holdings,
Inc.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction, including an acquisition of FCC wireless licenses, a member of the Board of Directors who is not an officer or employee of the Company and would not be a party to, or have a financial interest in, such transaction. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock of the Company.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that the fair market value of any FCC wireless licenses for purposes of the definition of "Qualified Proceeds" shall be as determined in good faith by the Board of Directors, including a majority of the Disinterested Directors, which determination shall be conclusive if evidenced by a Board Resolution.

     "FCC" means the Federal Communications Commission.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amount required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

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     "Guarantees" mean any guarantees by the Guarantors of the obligations of the Company under the Indenture and the Notes.

     "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

     "Guarantor" means any Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

     "Holder" means any record Holder of a Note.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (i) all indebtedness of such Person for borrowed money;

          (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

          (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (v) all Capitalized Lease Obligations;

          (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness;

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

          (vii) all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person; and

          (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (1) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (2) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" so long as such money is held to secure the payment of such interest, (3) contingent obligations arising in connection with the acquisition of any business or Person, based on the future performance of such business or Person, shall not constitute Indebtedness except to the extent such obligations are not paid within seven business days of the date such contingency is resolved under GAAP and are recorded as a liability on the books of the Company and its Subsidiaries and (4) liabilities for federal, state, local or other taxes shall not constitute Indebtedness.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or any Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided that the Net Cash proceeds are applied in accordance with clause (a) and (b) of the "Limitation on Asset Sales" covenant.

     "License Subsidiary" means a Wholly Owned Subsidiary of the Company directly owned by the Company formed for the purpose of holding wireless licenses granted by the FCC.

     "Licensed Domestic POPS" means the number of potential customers in the geographic areas within the United States covered by wireless licenses granted by the FCC and owned by the Company or

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

any of its domestic Restricted Subsidiaries based on population statistics published in a recognized demographic data source using as a basis for its population estimates the most recent U.S. Census Bureau Data.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (i) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (1) is secured by a Lien on the property or assets sold or (2) is required to be paid as a result of such sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(ii) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

          (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

          (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (iii) that any Note not tendered will continue to accrue interest or original issue discount pursuant to its terms;

          (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest or original issue discount on and after the Payment Date;

          (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in

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

     the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

          (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased shall be in an integral multiple of $1,000 of the principal amount at maturity of the Notes and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof validly tendered pursuant to an Offer to
Purchase: (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officer's Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased shall be in an integral multiple of $1,000 of the principal amount at maturity of the Notes and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any applicable federal or state securities laws or regulations conflict with the provision of the Indenture relating to an Offer to Purchase, the Company will comply with such laws or regulations and will not be deemed to have breached such provisions of the Indenture by virtue thereof.

     "Officer's Certificate" of any Person means a certificate signed on behalf of such Person by the principal executive officer, the principal accounting officer or the principal financial officer of such Person.

     "Permitted Cricket Holdings Shares and Options" means the issuance by Cricket Communications Holdings, Inc. of (i) shares of its common stock upon the exercise of that certain warrant to be issued to Chase Telecommunications Holdings, Inc. for a number of shares not to exceed 1% of its outstanding common stock and (ii) options for common stock issued pursuant to stock option plans of Cricket Communications Holdings, which have been approved by the Board of Directors and shares of common stock issued upon exercise of such options.

     "Permitted Investment" means:

          (i) an Investment in the Company or a domestic Restricted Subsidiary or a Person which will, upon the making of such Investment, become a domestic Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a domestic Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment;

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

          (ii) Temporary Cash Investments;

          (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (iv) stock, obligations or securities received in satisfaction of judgments;

          (v) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and worker's compensation, performance and other similar deposits made in the ordinary course of business;

          (vi) Interest Rate Agreements and Currency Agreements designed solely to protect the Company and its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

          (vii) loans or advances to officers or employees of the Company or any Restricted Subsidiary that do not in the aggregate exceed $3 million at any time outstanding;

          (viii) Investments in Restricted Subsidiaries of the Company in Chile not to exceed $100 million in the aggregate after the Closing Date;

          (ix) Investments existing on the Closing Date;

          (x) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the "Asset Sale" covenant; and

          (xi) Investments in securities received in satisfaction of accounts receivable pursuant to any plan of reorganization or similar arrangement upon the bankruptcy of the obligor on such accounts receivable.

     "Permitted Liens" means:

          (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (iv) Liens incurred or deposits made (including deposits made to the FCC) to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

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

          (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of design, development, acquisition, construction, installation, integration or improvement) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured,
     (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

          (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

          (viii) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

          (ix) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (x) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

          (xi) Liens in favor of the Company or any Restricted Subsidiary;

          (xii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default;

          (xiii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (xv) Liens encumbering customary initial deposits and margin deposit, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (xvii) Liens on or sales of receivables;

          (xviii) Liens on wireless licenses issued by the FCC to secure obligations in favor of the FCC;

          (xix) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

          (xx) Liens on the Capital Stock of License Subsidiaries to secure Indebtedness under credit facilities with any vendor, supplier or contractor (or any financial institution providing financing arranged by or on behalf of such vendor, supplier or contractor) permitted to be incurred under the "Limitation on Indebtedness" covenant;

          (xxi) Liens on promissory notes evidencing intercompany loans from the Company to Restricted Subsidiaries to secure Indebtedness under credit facilities with any vendor, supplier or contractor (or any financial institution providing financing arranged by or on behalf of such vendor, supplier or contractor) permitted to be Incurred under the "Limitation on Indebtedness" covenant; and

          (xxii) Liens that secure Indebtedness with an aggregate principal amount not in excess of $10 million at any time outstanding.

     "Pledge Account" means an account established with a securities intermediary for the benefit of the Trustee pursuant to the terms of the Pledge Agreement for the deposit of certain of the net cash proceeds from the Senior Notes and the Pledged Securities to be purchased by the Company with such net cash proceeds and all proceeds therefrom.

     "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the Closing Date, made by the Company in favor of the Trustee governing the security interest in, and the disbursement of funds from, the Pledge Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "Pledged Securities" means the U.S. Government Obligations to be purchased by the Company with a portion of the proceeds from the issuance and sale of the Senior Notes and held by the Trustee in the Pledge Account in accordance with the Pledge Agreement.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

     "Qualified Equity Offering" means an underwritten primary public offering or private placement of Capital Stock (other than Disqualified Stock) of the Company resulting in aggregate Net Cash Proceeds to the Company of $50 million or more; provided, however, that no public offering or private placement consummated on, or within 180 days after, the Closing Date shall constitute a Qualified Equity Offering.

     "Qualified Proceeds" means (i) Net Cash Proceeds received by the Company on or after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company and
(ii) 80% of the fair market value on the date of acquisition of FCC wireless licenses acquired by the Company or its Restricted Subsidiaries after the Closing Date to the extent the consideration paid therefor is Capital Stock of the Company (other than Disqualified Stock).

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and

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payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following:

          (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case (other than with respect to Pledged Securities) maturing within one year after the date of acquisition;

          (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any moneymarket fund sponsored by a registered broker dealer or mutual fund distribution;

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above;

          (iv) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and

          (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (a) any guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be

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deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (b) either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (c) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (a) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving effect to such designation (x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which full faith and credit of the United States of America is pledged and which are not callable at the Company's option.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Warrants" means the Warrants issued on the Closing Date.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person. Notwithstanding the foregoing Cricket Communications Holdings shall be deemed Wholly Owned by the Company as long as the Company owns not less than 85% of its outstanding Capital Stock on a fully diluted basis.

COVENANTS

     The Indenture will contain, among others, the following covenants.

     LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes issued on the Closing Date and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6 to 1.

     (b) Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

          (i) Indebtedness under one or more credit facilities in an aggregate principal amount not to exceed $300 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

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

          (ii) Indebtedness owed (a) by a Restricted Subsidiary to the Company or (b) by the Company or a Restricted Subsidiary to any Restricted Subsidiary; provided that (1) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness shall be evidenced by a promissory note expressly subordinated to the Notes and any Guarantees and if any Restricted Subsidiary is the obligor on any such Indebtedness to the Company or a Guarantor such Indebtedness shall be evidenced by a promissory note which is unsubordinated except to secured Indebtedness permitted under the Indenture, and (2) any event which results in any Restricted Subsidiary which is an obligor on such Indebtedness ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

          (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (viii) or
     (x) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or the Guarantees shall only be permitted under this clause (iii) if (a) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or any Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or such Guarantees,
     (b) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes and the Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes and the Guarantees at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and the Guarantees and (c) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company or any Guarantor be refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Guarantor pursuant to this clause (iii);

          (iv) Indebtedness (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (b) under Currency Agreements and Interest Rate Agreements; provided that such agreements (1) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

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

          (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (a) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (b) deposited to defease the Notes as described below under "Defeasance";

          (vi) Guarantees of the Notes and guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

          (vii) Indebtedness (including guarantees of such indebtedness) Incurred to finance the cost (including the cost of design, development, site acquisition, construction, installation, integration or improvement) of equipment, inventory or telecommunications network assets acquired (including by way of Capital Lease and acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by the Company or any Restricted Subsidiary after the Closing Date;

          (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times Qualified Proceeds received by the Company to the extent such Qualified Proceeds have not been used pursuant to clause (C)(2) of the first paragraph of, or clauses (iii), (iv), (vii), (viii) or (ix) of the second paragraph of, the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes;

          (ix) Acquired Indebtedness of Restricted Subsidiaries of the Company to the extent that the Company could have Incurred such Indebtedness in accordance with the first paragraph of this covenant on the date such Indebtedness becomes Acquired Indebtedness of such Restricted Subsidiary; and

          (x) Indebtedness Incurred by the Company not otherwise permitted to be Incurred pursuant to clauses (i) through (ix) above, which together with all other Indebtedness Incurred pursuant to this clause (x), has an aggregate principal amount not in excess of $20 million at any time outstanding.

     (b) Notwithstanding any other provisions of this "Limitation on Indebtedness" covenant, (i) the Company and its domestic Restricted Subsidiaries may not Incur Indebtedness pursuant to paragraph (a) or clauses (i) through (x) of this "Limitation on Indebtedness" covenant, if after giving effect to the Incurrence of such Indebtedness, the aggregate principal amount of Indebtedness of the Company and its domestic Restricted Subsidiaries would exceed the sum of
(1) the product of $75.00 multiplied by Licensed Domestic POPS plus (2) the principal amount of Indebtedness Incurred on or after the Closing Date, the proceeds of which are used to make Investments which constitute Permitted Investments pursuant to clause (viii) of the definition of "Permitted Investments" in an aggregate principal amount not to exceed $100 million (such sum being the "Aggregate Limitation"), provided that the Company and its domestic Restricted Subsidiaries may Incur Indebtedness pursuant to paragraph
(a) or clauses (i) through (x) of this "Limitation on Indebtedness" covenant in excess of the Aggregate Limitation in an aggregate principal amount not to exceed the product of $10.00 multiplied by Licensed Domestic POPS, to the extent the payment of principal of, premium if any, interest and other payment obligations in respect of such Indebtedness is expressly subordinate to the prior payment in full in cash of the Notes or any Guarantee, as the case may be, and any other Indebtedness of the Company or its domestic Restricted Subsidiaries, as the case may be, permitted to be Incurred under the Indenture and designated by the Company or such Restricted Subsidiary as senior indebtedness; and (ii) Cricket Communications Holdings may not Incur any Indebtedness other than the Guarantee of the Notes and

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

guarantees of (1) Indebtedness of Cricket Communications, Inc. and (2) Indebtedness of the Company to the extent the proceeds of such Indebtedness are contributed to Cricket Communications Holdings.

     (c) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (d) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (i) guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (ii) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify and from time to time may reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     LIMITATION ON RESTRICTED PAYMENTS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend or make any distribution on or with respect to the Company's or such Restricted Subsidiary's Capital Stock (other than (a) dividends or distributions payable solely in shares of the Company's or such Restricted Subsidiary's Capital Stock of the same class (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (b) pro rata dividends or distributions on Common Stock of any Restricted Subsidiary held by minority interest holders) held by Persons other than the Company or any of its Restricted Subsidiaries;

          (ii) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (a) the Company or any Guarantor or any Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or
     (b) a Restricted Subsidiary other than a Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company;

          (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or any Guarantee; or

          (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

             (A) a Default or Event of Default shall have occurred and be continuing, or would result from such Restricted Payment;

             (B) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal quarter period, the

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        Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

             (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of:

                (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant; plus

                (2) the aggregate Qualified Proceeds received by the Company (except to the extent such Qualified Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant) or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes); plus

                (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of:

          (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

          (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company other than to a Subsidiary of the Company;

          (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company or any Guarantor which is subordinated in right of payment to the Notes or the Guarantees in exchange for, or out of the

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

     proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Disqualified Stock);

          (v) payments or distributions to dissenting stockholders that are not Affiliates of the Company or any of its Subsidiaries pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

          (vi) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary in the good faith judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any material license or franchise held by the Company or any Restricted Subsidiary from any governmental agency;

          (vii) the purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company or Cricket Communications Holdings, or options to purchase such shares, held by directors, employees or former directors or employees of the Company or any Restricted Subsidiary (or their donees, trusts for their benefit or the benefit of their family members, their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; provided that the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or options after the Closing Date does not exceed (a) $2 million in any fiscal year or (b) $5 million in the aggregate, plus in the case of each of clause (a) and clause (b), the aggregate of Net Cash Proceeds received by the Company from the issuance of Capital Stock to directors, employees or former directors or employees of the Company or any Restricted Subsidiary, provided that the amount of any such Net Cash Proceeds that are utilized for any such purchase, redemption, retirement or other acquisition shall be excluded from clause (C)(2) of the first paragraph of this "Limitation on Restricted Payments" covenant;

          (viii) Investments in any Person that is primarily engaged in a business that is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investment; provided that the aggregate amount of such Investments (after taking into account the amount of all other Investments made pursuant to this subclause
     (viii)) does not exceed the sum of (a) $10,000,000 and (b) the amount of Qualified Proceeds received by the Company, except to the extent such Qualified Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant;

          (ix) Investments acquired in exchange for Capital Stock (other than Disqualified Capital Stock) of the Company;

          (x) the redemption by the Company of any of the Warrants pursuant to the mandatory disposition or redemption provisions thereof or any purchase of any fractional share of Common Stock (or other Capital Stock of the Company issuable upon exercise of the Warrants) in connection with an exercise of the Warrants;

          (xi) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof;

          (xii) other Restricted Payments in an aggregate amount not to exceed $10 million;

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provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof, or an Investment referred to in clause (ix) thereof or repurchases of Capital Stock referred to in clause (xi) thereof), and the Qualified Proceeds from any issuance of Capital Stock referred to in clauses
(iii), (iv) and (viii), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Qualified Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions:

          (i) existing on the Closing Date in the Indenture, Pledge Agreement or any other agreements in effect on the Closing Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (ii) existing under or by reason of applicable law;

          (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

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          (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

          (vi) contained in the terms of any Indebtedness of a Restricted Subsidiary, or any agreement pursuant to which such Indebtedness was issued, if the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, if the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and if the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

     LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) Permitted Cricket Holdings Shares and Options; (iv) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, provided any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale, or (iv) issuances and sales of Common Stock of any Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (a) or
(b) of the "Limitation on Asset Sales" covenant described below.

     LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company or any Guarantor ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary (a) is a Guarantor or (b) simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; provided that this paragraph shall not be applicable to (a) any guarantee by a Restricted Subsidiary existing on the Closing Date or in respect of Indebtedness Incurred pursuant to clause (i) or (vii) of the second paragraph of the "Limitation on Indebtedness" covenant or
(b) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (1) pari passu with the Notes or any Guaranty, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Guarantee or (2) subordinated to the Notes or any Guaranty, then the guarantee of

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such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Guarantee executed by a Restricted Subsidiary pursuant to this provision shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

     LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (a) approved by a majority of the Disinterested Directors or (b) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through
(v) of this paragraph, (1) must be approved in the manner provided for in clause
(i)(a) above and a certified Board Resolution to such effect delivered to the Trustee, if the aggregate amount of such transaction exceeds $2 million, and (2) must be determined fair in the manner provided for in clause (i)(b) above, if the aggregate amount of such transaction exceeds $10 million.

     LIMITATION ON LIENS

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and the Guarantees and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior
to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure

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

Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is permitted to be Incurred under clause (i) of the "Limitation on Indebtedness" covenant; (v) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (vi) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary (or obligations in respect thereof) or Indebtedness of any Restricted Subsidiary guaranteed by such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; or (vii) Permitted Liens.

     Notwithstanding the foregoing, the Company will not create, incur or suffer to exist any Lien on the capital stock of Cricket Communications Holdings.

     LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (a) or (b) or of the second paragraph of the "Limitation on Asset Sales" covenant described below.

     FUTURE SUBSIDIARY GUARANTORS

     The Company will cause each domestic Restricted Subsidiary other than any direct or indirect Subsidiary of Cricket Communications Holdings or any License Subsidiary to execute and deliver a Guarantee pursuant to which each such Subsidiary will, jointly and severally, Guarantee irrevocably and unconditionally all principal, premium, if any, and interest on the Notes on an unsecured basis.

     LIMITATION ON ASSET SALES

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as evidenced by a Board Resolution filed with the Trustee, and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments, provided that the amount of any (a) liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that irrevocably releases the Company or such Restricted Subsidiary from further liability shall be deemed to be cash for purposes of this provision.

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     In the event and to the extent that the Net Cash Proceeds received by the
Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (a) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Guarantor or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (b) invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10,000,000, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Senior Notes or Accreted Value of the Senior Discount Notes, plus, in each case, accrued interest (if any) to the Payment Date.

     ADDITIONAL HOLDING COMPANIES

     The Company shall not create any subsidiary which directly or indirectly owns (i) Capital Stock of Cricket Communications Holdings or (ii) Capital Stock of Cricket Communications, Inc., other than Cricket Communications Holdings.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Senior Notes or Accreted Value of the Senior Discount Notes, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

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

COMMISSION REPORTS AND REPORTS TO HOLDERS

     The Company will furnish to each of the Holders of Notes within the time period specified in the SEC's rules and regulations (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on forms 10-Q and form 10-K as if the Company were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and any consolidated Subsidiaries and, with respect to the annual information only, reports thereon by the Company's independent public accountants (which shall be firms of established national reputation) and (ii) all information that will be required to be filed with the SEC on form 8-K as if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability within the time period specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to security analysts and prospective investors upon request for so long as any Notes remain outstanding. In addition, the Company shall furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture:

          (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first six scheduled interest payments on the Senior Notes on the applicable Interest Payment Date will constitute an Event of Default if such default continues for a period of three days;

          (c) failure by the Company or any Guarantor to comply with the provisions of the Indenture relating to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

          (d) the Company or any Restricted Subsidiary fails to perform or breaches any other covenant or agreement of the Company in the Indenture, in the Notes or in the Pledge Agreement (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Senior Notes or the Holders of 25% or more of the aggregate principal amount at maturity of the Senior Discount Notes, as the case may be;

          (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (1) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (2) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

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

          (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (g) a court having jurisdiction in the premises enters a decree or order for (1) relief in respect of the Company or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or
     (3) the winding up or liquidation of the affairs of the Company or any Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

          (h) the Company or any Restricted Subsidiary (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (2) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (3) effects any general assignment for the benefit of creditors;

          (i) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms;

          (j) except upon the release of any Guarantee in accordance with the Indenture, (1) any Guarantee ceases to be in full force and effect or is declared null and void or (2) any Guarantor denies that it has any further liability under the Guarantee or gives notice to that effect; or

          (k) there shall have occurred any loss, suspension, revocation or non-renewal of the wireless licenses of the Company and its Restricted Subsidiaries covering 50% or more of the total potential customers covered by all of the wireless licenses of the Company and its Restricted Subsidiaries.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Senior Notes or the Holders of at least 25% in aggregate principal amount at maturity of the Senior Discount Notes, as the case may be, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of all outstanding Senior Notes or the Accreted Value of all outstanding Senior Discount Notes, as the case may be, together with premium, if any, and all accrued and unpaid interest thereon to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(g) or (h) above occurs with respect to

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the Company, the principal of, premium, if any, and accrued interest on the
Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of at least a majority in principal amount of the outstanding Senior Notes or the Holders of at least a majority in aggregate principal amount at maturity of the outstanding Senior Discount Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Senior Notes or Holders of at least a majority in aggregate principal amount at maturity of the outstanding Senior Discount Notes, as the case may be, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Senior Notes or the Holders of at least a majority in aggregate principal amount at maturity of the outstanding Senior Discount Notes, as the case may be, make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the surviving or continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation

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

organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction, provided that this clause (iii) shall only apply to a sale of less than all of the assets of the Company; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above; provided that this clause
(iv) shall not apply to a consolidation or merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to such transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; (v) if the Company is not the surviving or continuing Person, each Guarantor shall have delivered a written instrument in form satisfactory to the Trustee confirming its Guarantee; and (vi) the Company delivers to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

     The Company will not permit any Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions described in the "Limitation on Assets Sales" covenant described above) to, in a single transaction or a series of related transactions, (i) consolidate with or merge with or into any other Person (other than a Guarantor which is a Wholly Owned Restricted Subsidiary) or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets, unless:
(a) the Guarantor shall be the surviving or continuing Person, or the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or that acquired or leased such property and assets of the Guarantor shall be organized under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Guarantor's obligations under the Indenture; (b) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming a successor obligor on the Notes, as the case may be, could Incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above; and (d) the Company shall have delivered to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with clause (c)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture , if any, complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

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DEFEASANCE

     DEFEASANCE AND DISCHARGE

     The Indenture will provide that the Company and the Guarantors will be deemed to have paid and will be discharged from any and all obligations in respect of the Senior Notes and/or the Senior Discount Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (i) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (ii) the Company has delivered to the Trustee (a) either (1) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (2) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (b) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any Holder who may be deemed an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit); the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (iii) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and (iv) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

     The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (ii)(b),
(iii) and (iv) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of

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Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT

     In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraphs and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes or the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Senior Discount Notes, as the case may be; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Pledge Agreement, the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

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